Exhibit 99.1

Charles & Colvard Adopts Rule 10b5-1 Stock Repurchase Plan

MORRISVILLE, N.C.--(BUSINESS WIRE)--May 18, 2006--Charles & Colvard, Ltd. (NASDAQ:CTHR - News) today announced that in order to facilitate the repurchase of up to 1 million outstanding shares of the Company's common stock, as previously announced by the Company on March 27, 2006, its Board of Directors has approved a written stock repurchase plan that will be administered by Raymond James & Associates, Inc. (NYSE:RJF - News). The repurchase plan, which will be conducted in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company's existing policies and procedures regarding securities transactions, will allow the Company to purchase up to 100,000 shares of the Company's common stock between May 17 and September 11, 2006 in the open market at prevailing prices.

Rule 10b5-1 enables issuers such as Charles & Colvard to establish a stock trading plan for the orderly sale and/or purchase of predetermined amounts of securities over a specified amount of time and at specific prices in the future, even if subsequent material and nonpublic information becomes available. Such plans may be initiated only when Charles & Colvard is not in possession of material nonpublic information.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near-colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. Those risks and uncertainties include but are not limited to the Company's ability to manage growth effectively, dependence on Cree Inc. as the current supplier of the substantial majority of the raw material and risks inherent in developing a material second source of supply through Norstel AB and Intrinsic Semiconductor, Inc., dependence on a limited number of distributors such as K&G Creations, Reeves Park and Stuller Settings, Inc., dependence on continued growth and consumer acceptance of the Company's products, and other risks and uncertainties set forth in the Company's Form 10-K for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws.

CONTACT:

Jim Braun, CFO

Charles & Colvard

(919) 468-0399 Ext. 224

jbraun@moissanite.com

-OR-

INVESTOR RELATIONS:

Tony Schor

Investor Awareness, Inc.

(847) 945-2222

tony@investorawareness.com